Exhibit 99.1

AutoImmune Inc.
1199 Madia Street
Pasadena, CA 91103
Phone: 626-792-1235
Fax: 626-792-1236

Contact:

Robert C. Bishop, Ph.D.

Chairman and Chief Executive Officer

AutoImmune Inc.

626-792-1235

website: http://www.autoimmuneinc.com

FOR IMMEDIATE RELEASE

AUTOIMMUNE INC. REPORTS 2007 THIRD QUARTER FINANCIAL RESULTS

Pasadena, California, November 8, 2007—AutoImmune Inc. (OTCBB: AIMM) today reported a net loss of $8,000, or break even per share basic and diluted, for the three months ended September 30, 2007, compared with a net loss of $36,000, or break even per share basic and diluted, for the three months ended September 30, 2006. For the nine months ended September 30, 2007, the net loss was $62,000, or break even per share basic and diluted, compared with net loss of $517,000, or $0.03 per share basic and diluted for the same period in 2006. As of September 30, 2007, the Company reported $8.7 million in cash and marketable securities as compared to $8.8 million in cash and marketable securities as of December 31, 2006.

Chairman of the Board and Chief Executive Officer Robert C. Bishop, Ph.D. stated, “Product sales at Colloral LLC, our joint venture with Deseret Laboratories, Inc., were disappointing in the quarter just ended, but we remain optimistic they will increase in coming months. While sales through GNC have ceased, Bronson Laboratories LLC is selling the product through its catalogs, and Colloral LLC began marketing the product through The Shopping Channel in Canada in early October.” AutoImmune consolidates Colloral LLC for financial reporting purposes in accordance with FIN 46 “Consolidation of Variable Interest Entities.”

AutoImmune has exclusively licensed certain of its intellectual property rights to BioMS Medical Corp., a Canadian company. Under the license agreement, BioMS makes monthly diligence payments to AutoImmune and will pay royalties to AutoImmune on sales of its lead drug MBP8298, if it reaches the market. BioMS recently reported that 70% of the patients screened for their first pivotal trial in secondary multiple sclerosis have the HLA-DR2/DR4 genes that are believed to make them responsive to therapy with MBP8298. Interim results from this trial are expected in May 2008.

AutoImmune is a biopharmaceutical company involved in the development of a new class of mucosally administered therapies for the treatment of autoimmune and cell-mediated inflammatory diseases and conditions.

This release contains forward-looking statements that involve risks and uncertainties. The Company’s actual results may differ significantly from results discussed in the forward-looking statements due to a number of important factors, including, but not limited to the uncertainties of clinical trial results, the Company’s dependence on third parties for licensing revenue, and the risks of technological change and competition. These factors are more fully discussed in the Company’s most recent Annual Report on Form 10-KSB filed with the Securities and Exchange Commission in the section “Risk Factors” The discussion in the Annual Report on Form 10-KSB is hereby referenced into this release.

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AUTOIMMUNE INC.

STATEMENT OF OPERATIONS

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2006	2007	2006	2007
Revenue	$80,000	$59,000	$264,000	$219,000

Costs and expenses:
Cost of product revenue	5,000	9,000	18,000	20,000
Research and development	25,000	7,000	172,000	95,000
Selling, general and administrative	199,000	163,000	906,000	526,000

Total costs and expenses	229,000	179,000	1,096,000	641,000

Interest income	113,000	112,000	315,000	335,000
Other income	—	—	—	25,000

	113,000	112,000	315,000	360,000

Net loss	$(36,000)	$(8,000)	$(517,000)	$(62,000)

Net loss per share—basic	$(0.00)	$(0.00)	$(0.03)	$(0.00)

Net loss per share—diluted	$(0.00)	$(0.00)	$(0.03)	$(0.00)

Weighted average common shares outstanding—basic	16,919,623	16,979,623	16,919,623	16,967,504

Weighted average common shares outstanding—diluted	16,919,623	16,979,623	16,919,623	16,967,504

CONDENSED BALANCE SHEET

(Unaudited)

	December 31, 2006	September 30, 2007
Cash and marketable securities	$8,763,000	$8,692,000
Other current assets	188,000	311,000

Total assets	$8,951,000	$9,003,000

Current liabilities	$128,000	$149,000
Total stockholders’ equity	8,823,000	8,854,000

Total liabilities and equity	$8,951,000	$9,003,000